Exhibit (p)(17)
Lake Partners, Inc.
Code of Conduct And
Regulatory Compliance Manual
This manual is the property of Lake Partners, Inc. and must be returned to The company should an employee’s association with the company terminate for any reason. The contents of this manual are confidential, and should not be disclosed to third parties.
This manual is not a full operations procedures manual. it is intended to give sufficient information and guidance such that an emploee may gain a broad understanding of the regulatory rules and requirements that Lake Partners, Inc. is subject to. Circumstances vary and practices evolve. To retain flexibility and relevance, new polcies, guidance and amendments may be promulgated by email or even verbally before ultimately being incorporated into this manual. Such communications should be considered to be as valid and binding as the formal guidance contained in this Manual. Where the information or guidance herein does not appear to addrress your particular situation you should consult with Lake Partners, Inc.’s compliance officer
Amended:
February 2009

Table Of Contents

Definitions	1
Code of Conduct	3
Code of Conduct and Regulatory Compliance Manual Acknowledgement Form	5
Employee Acknowledgement Supplement	6
Maintenance of Code of Conduct and Regulatory Compliance Manual	10
Code of Ethics	12
Personal Trading Pre-Clearance Form	18
Quarterly Reporting Form (Transactions)	19
Quarterly Reporting Form (New Accounts)	20
Initial Reporting Form (Securities Accounts)	21
Initial Reporting Form (Securities)	22
Annual Reporting Forms (Securities Accounts)	23
Annual Reporting Forms (Securities)	24
Insider Trading, Outside Business Activities and Gifts and Entertainment	25
Gift/Entertainment Report	30

Definitions
The following defined terms are used throughout this Code of Conduct and Regulatory Compliance Manual, while other terms are defined within specific policies and procedures:
1.	Account Administrator — Christine Pollander, Judy Nivert or other employee of Lake Partners, Inc. appointed by the CCO as Account Administrator.

2.	Advisers Act — Investment Advisers Act of 1940.

3.	Aston/LPI Fund — The Aston/Lake Partners LASSO Alternatives Fund, an open-end registered mutual fund advised by Aston Asset Management LLC and sub-advised by Lake Partners, Inc.

4.	Annual Holdings Report — Reports that are annually filed by Employees to report their Beneficial Ownership in Securities.

5.	Automatic Investment Plan — A program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

6.	Beneficial Ownership — Employees are considered to have Beneficial Ownership in Securities if they have or share a direct or indirect pecuniary interest in the Securities. Employees have a pecuniary interest in Securities if they have the ability to directly or indirectly profit from a Securities transaction (e.g., Securities held by members of Employees’ immediate family sharing the same household. Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother- in-law or sister-in-law. Adoptive relationships are included.)

7.	CCO — Maurice Cabral, Chief Compliance Officer of Lake Partners, Inc.

8.	Co-Chairman — Frederick Lake, Co-Chairman of Lake Partners, Inc.

9.	Company — Lake Partners, Inc.

10.	Employee (plural: “Employees”) — Officers, principals, directors and employees of Lake Partners, Inc.

11.	Federal Securities Laws — Means the Securities Act of 1933, Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, IC Act, Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to registered investment companies and registered investment advisers, and any rules adopted thereunder by the U.S. Securities and Exchange Commission or the Department of the Treasury.

12.	FINRA — The Financial Industry Regulatory Authority which was formerly known as the National Association of Securities Dealers (NASD).

13.	Fund Adviser — Aston Asset Management LLC, the Investment Adviser of the Aston/Lake Partners LASSO Alternatives Asset Fund.

14.	Initial Holdings Report — Reports that are filed by Employees to report their Beneficial Ownership in Securities within 10 days of the start of their employment with Lake Partners, Inc.

15.	IC Act — Investment Company Act of 1940.

16.	IPO — An “Initial Public Offering” is an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of section 13 or 15(d) of the Exchange Act.

17.	Insider Trading — Although not defined in securities laws, Insider Trading is generally thought to be described as trading either personally or on behalf of others on the basis of Material Non- Public Information or communicating Material Non-Public Information to others in violation of the law.

18.	LPI — Lake Partners, Inc.

19.	Manual — This Code of Conduct and Regulatory Compliance Manual.

20.	Material Non-Public Information — Information that has not been generally made available to the public that has a substantial likelihood that a reasonable investor would consider important in making an investment decision, or is reasonably certain to have a substantial effect on the price of a company’s Securities.

21.	Non-Public Personal Information — Personally identifiable financial information, including any information a client provides to obtain a financial product or service; any information about a client resulting from any transaction involving a financial product or service; or any information otherwise obtained about a client in connection with providing a financial product or service to that client; and any list, description, or other grouping of clients (and publicly available information pertaining to them) that is derived using any personally identifiable financial information that is not publicly available information. Examples of Non-Public Personal Information include: name, address, phone number (if unlisted), Social Security and tax identification numbers, financial circumstances and income, and account balances.

22.	Portfolio Managers — The President and Co-Chairman also serve as Portfolio Managers at Lake Partners, Inc.

23.	President — Ronald Lake, President of Lake Partners, Inc.

24.	Private Placement — Generally any private offering of a Security, including private investment funds and Securities issued by private companies.

25.	Qualified Custodian — (i) a bank as defined in Section 202(a)(2) of the Advisers Act or a savings association as defined in Section 3(b)(1) of the Federal Deposit Insurance Act that has deposits insured by the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act; (ii) a broker-dealer registered under Section 15(b)(1) of the Securities Exchange Act of 1934 holding the client assets in customer accounts; (iii) a futures commission merchant registered under Section 4f(a) of the Commodity Exchange Act, holding the client assets in customer accounts, but only with respect to clients’ funds and security futures, or other securities incidental to transactions in contracts for the purchase or sale of a commodity for future delivery and options thereon; and (iv) a foreign financial institution that customarily holds financial assets for its customers, provided that the foreign financial institution keeps the clients’ assets in customer accounts segregated from its proprietary assets.

26.	Quarterly Transaction Report — Reports that are filed on a quarterly basis that report Employees’ personal transactions in Securities.

27.	Reportable Fund — Any fund for which Lake Partners Inc. serves as an investment adviser as defined in section 2(a)(20) of the IC Act, or any fund whose investment adviser or principal underwriter controls LPI, is controlled by LPI, or is under common control with LPI. The Aston/Lake Partners LASSO Alternatives Fund is currently the only Reportable Fund.

28.	RIC — An investment company registered under the IC Act.

29.	Security (plural: “Securities”) — Means any note, stock, treasury stock, Security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a Security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any Security (including a certificate of deposit) or on any group or index of Securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “Security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

30.	Securities Account — Any type of account that holds any type of Security.

31.	Senior Management — Generally the President, Co-Chairman and CCO of Lake Partners, Inc.

32.	Transfer Agent — PNC Global Investment Servicing (U.S.) Inc., the Transfer Agent of the Aston/Lake Partners LASSO Alternatives Asset Fund.

Code of Conduct
Implemented: November 29, 2004
Most Recently Amended: February 20, 2009
As officers and employees of Lake Partners, Inc. (“LPI” or “Company”), we are retained by our clients to advise on portions of their financial affairs. We are keenly aware that, as fiduciaries, we owe our clients our undivided loyalty — our clients trust us to act on their behalf, and we hold ourselves to the highest standards of fairness in all such matters.
     We expect all employees to act with integrity, competence, dignity, and in an ethical manner when dealing with the public, clients, prospects, the Company, and fellow employees.
     We expect all employees to adhere to the highest standards with respect to any potential conflicts of interest with client accounts.
     We expect all persons associated with LPI to preserve the confidentiality of information that they may obtain in the course of our business and to use such information properly and not in any way adverse to our clients’ interests, subject to law or regulation.
     We expect our officers and employees to conduct their personal financial affairs in a prudent manner, avoiding any action that could compromise in any way their ability to deal objectively with our clients.
You are encouraged to contact Maurice Cabral, LPI’s Chief Compliance Officer (“CCO”), or in his absence, Ronald Lake, LPI’s President or Frederick Lake, LPI’s Co-Chairman, if you believe that changes or additions to, or deletions from, the Code of Conduct and Regulatory Compliance Manual may be appropriate. In addition, please do not hesitate to contact the CCO, Co-Chairman or President if you feel as though any of LPI’s disclosure documents, including its Form ADV, advisory contracts or offering materials are inaccurate, incomplete or out-of-date.
LPI IS COMMITTED TO FOSTERING A CULTURE OF COMPLIANCE. LPI THEREFORE URGES YOU TO CONTACT THE CCO IF YOU BELIEVE YOU HAVE ANY REASON TO DO SO. YOU WILL NOT BE PENALIZED AND YOUR STATUS AT LPI WILL NOT BE JEOPARDIZED BY COMMUNICATING WITH THE CCO OR LPI’S SENIOR MANAGEMENT. RETALIATION AGAINST ANY EMPLOYEE IS CAUSE FOR APPROPRIATE CORRECTIVE ACTION, UP TO AND INCLUDING DISMISSAL.
You are required to complete the Code of Conduct and Regulatory Compliance Manual Acknowledgement Form (Attachment A) and Employee Acknowledgement Supplement (Attachment B), both initially upon the commencement of your employment with LPI and annually thereafter, to acknowledge and certify that you have received, reviewed, understand and shall comply, or have complied with, the contents of the Code of Conduct and Regulatory Compliance Manual. In addition, all LPI employees must be aware of and comply with the following undertakings:

☐	be thoroughly familiar with the policies and procedures set forth in this Manual;

☐	upon the request of the CCO, provide LPI with an initial and annual written certification that you have read and understand, and will comply with, the policies and procedures set forth in this Manual and any other compliance materials distributed to you by the CCO;

☐	notify the CCO or LPI senior management promptly in the event you have any reason to believe that you may have failed to comply with (or become aware of another person’s failure to comply with) the policies and procedures set forth in this Manual;

☐	notify the CCO promptly if you become aware of any practice that arguably involves LPI in a conflict of interest with one or more LPI’s managed/advised clients and you are not sure whether the practice has been fully and accurately disclosed to such client(s) and/or whether such client(s) have consented to the practice;

☐	cooperate to the fullest extent reasonably requested by the CCO so as to enable: (i) the CCO to discharge his respective duties under the Manual and (ii) LPI to comply with the securities laws to which it is subject;

☐	notify the CCO promptly if you become aware of any part of any disclosure document, including the Form ADV, which you believe may be, inaccurate, incomplete or out-of- date in any respect;

☐	prepare for and take federal or state regulatory examinations and/or continuing education courses, as required;

☐	comply with the federal prohibitions against trading or recommending Securities based on Material Non-Public Information (as stated in Section 204A of the Advisers Act), either for your personal portfolio or the portfolio of others or the portfolios of the clients of LPI; and

☐	provide LPI with records of all personal Securities transactions on a quarterly basis, or more frequently if required, and attest that they will be complete and true.
Violations of this Code of Conduct and the other policies and procedures included in this Manual may warrant sanctions as appropriate, up to and including suspension or dismissal, at the discretion of management. In any situation where you are unsure about the application of this code or any of the policies, you are encouraged to discuss the situation confidentially with the CCO or any officer.

Attachment A
Lake Partners, Inc.
Code of Conduct and Regulatory Compliance Manual Acknowledgement Form
I have read and understand the following policies and procedures contained in the Code of Conduct and Regulatory Compliance Manual, recognize that they apply to me and agree to comply in all respects with the procedures described therein for the duration of my employment with Lake Partners, Inc.
☐	Code of Conduct

☐	Maintenance of Code of Conduct and Regulatory Compliance Manual

☐	Code of Ethics

☐	Insider Trading, Outside Business Activities and Gifts and Entertainment

☐	Maintenance and Dissemination of Disclosure Documents and Filings

☐	Complaints

☐	Privacy

☐	Duty to Supervise

☐	Account Opening and Closing

☐	Marketing

☐	Investment Performance Presentation

☐	Solicitors

☐	Maintenance of Books and Records

☐	Electronic Communications

☐	Trading

☐	Soft Dollars

☐	Trading Errors

☐	Portfolio Management and Reviews

☐	Contingency and Disaster Recovery Plan

☐	Proxy Voting

☐	Valuation

☐	Custody and Safekeeping of Client Assets
Employee                                                                                        (PRINT NAME)
Signature
Date

Attachment B
Lake Partners, Inc.
Employee Acknowledgement Supplement
Please answer the following questions accurately. If you mark any shaded boxes, explain your response in the space following the table.

	Question	Yes	No

1.	Are you or any members of your immediate family employed by a financial services company or a company that provides products or services to LPI?

2.	Do you or any member of your immediate family serve as a general partner or managing member for an investment-related pooled investment vehicle?

3.	Do you or any members of your immediate family have some other business or personal relationship with, or substantive investment in, a financial services company or a company that provides products or services to LPI?

4.	Do you or any members of your immediate family have any business or personal relationship with any client?

5.	Are you or any members of your immediate family employed by any government?

6.	Do you or any members of your immediate family serve as officers or directors of any organizations (including private companies, public companies, and not-for-profit organizations)?

7.	Are you aware of any conflicts of interest between LPI, you or your immediate family members and any client?

8.	In the past ten years, have you or any advisory affiliate been convicted of or plead guilty or no contest in a domestic, foreign, or military court to any:

☐ Felony

☐      Misdemeanor involving investments or an investment-related business, or any fraud, false statements, or omissions, wrongful taking of property, bribery, perjury, forgery, counterfeiting, extortion, or a conspiracy to commit any of these offenses?

9.	Are any felony or misdemeanor charges, as described above, currently pending?

10.	In the past ten years, has the SEC or the CFTC found you or any advisory affiliate:

☐ To have made a false statement or omission?

	Question	Yes	No

☐ To have been involved in a violation of SEC or CFTC regulations or statutes?

☐ To have been a cause of an investment related business having its authorization to do business denied, suspended, revoked, or restricted?

11.	In the past ten years, has the SEC or the CFTC:

☐ Entered an order against you or any advisory affiliate in connection with investment-related activity?

☐ Imposed a civil money penalty on you or any advisory affiliate, or ordered you or any advisory affiliate to cease and desist from any activity?

12.	In the past ten years, has any other federal regulatory agency, any state regulatory agency, or any foreign financial regulatory authority found you or an advisory affiliate to have:

☐ Made a false statement or omission, or been dishonest, unfair, or unethical?

☐ Been involved in a violation of investment-related regulations or statutes?

☐ Been a cause of an investment related business having its authorization to do business denied, suspended, revoked, or restricted?

13.	In the past ten years, has any other federal regulatory agency, any state regulatory agency, or any foreign financial regulatory authority:

☐ Entered an order against you or any advisory affiliate in connection with an investment-related activity?

☐       Denied, suspended, or revoked your or any advisory affiliate’s registration or license, or otherwise prevented you or any advisory affiliate, by order, from associating with an investment-related business or restricted your or any advisory affiliate’s activity?

14.	In the past ten years, has any self-regulatory organization or commodities exchange found you or an advisory affiliate to have:

☐ Made a false statement or omission?

☐ Been involved in a violation of its rules (other than a violation designated as a “minor rule violation” under a plan approved by the SEC)?

☐ Been the cause of an investment related business having its authorization to do business denied, suspended, revoked, or restricted?

15.	In the past ten years, has any self-regulatory organization or commodities exchange disciplined you or any advisory affiliate by expelling or suspending you or the advisory affiliate from membership, barring or suspending you or the advisor affiliate from association with other members, or otherwise restricting your or the advisory affiliate’s activities?

16.	Has an authorization to act as an attorney, accountant, or federal contractor granted to you or any advisory affiliate ever been revoked or suspended?

	Question	Yes	No
17.	In the past ten years, has any domestic or foreign court:

☐ Enjoined you or any advisory affiliate in connection with any investment-related activity?

☐ Found that you or any advisory affiliate was involved in a violation of investment-related statutes or regulations?

☐ Dismissed, pursuant to a settlement agreement, an investment related civil action brought against you or any advisory affiliate by a state or foreign financial regulatory authority?

18.	Are you or any advisory affiliate now the subject of any proceeding that could result in a “yes” answer to any of the preceding questions?

New Employees should skip the remaining questions and explain any marks in shaded boxes below the table.

19.	During the past 12 months, have you reported all personal securities transactions in accordance with LPI’s reporting policies?

20.	During the past 12 months, have you reported gifts and entertainment in accordance with LPI’s reporting policies?

21.	During the past 12 months, have you traded on or improperly transmitted any material non-public information?

22.	During the past 12 months, have you become aware of any violation of LPI’s Code of Ethics that you did not disclose to the CCO?

23.	During the past 12 months, have you complied with the Company’s written policies and procedures regarding:

☐ Insider trading;

☐ Outside business activities;

☐ Political contributions;

☐ Identification, reporting, and resolution of complaints;

☐ Portfolio management;

☐ Proxy voting;

☐ Trading;

☐ Identification, reporting, and resolution of trade errors;

☐ Soft dollars;

☐ Security valuation;

☐ Account opening and closing;

☐ Side pockets;

☐ Anti-money laundering;

☐ Protection of Clients’ privacy;

☐ Custody and safeguarding of assets;

Question	Yes	No
☐ Fee billing;

☐ The maintenance and dissemination of disclosure documents;

☐ The use of electronic communications;

☐ Advertising and marketing;

☐ Solicitation arrangements;

☐ Media communications

☐ Contingency and disaster recovery planning; and

☐ The maintenance of books and records.
Please use the space below to explain any marks in shaded boxes. For each explanation, indicate the relevant question number. Use additional pages as necessary.
By signing below, I certify that I responded to the Employee Acknowledgement Supplement completely and accurately.
Print Name:
Signature:
Date:

Maintenance of Code of Conduct and Regulatory Compliance Manual
Implemented: November 29, 2004
Most Recently Amended: February 20, 2009
General
Rule 206(4)-7 under the Advisers Act requires advisers to develop an internal compliance program and to maintain a written set of policies and procedures designed to prevent violations of the Advisers Act. The policies and procedures must be reviewed no less frequently than annually to determine their overall adequacy and effectiveness.
Testing
LPI has established multiple parameters by which it intends to test the adequacy and effectiveness of the policies and procedures contained in the Manual. Specifically, LPI will consider the following two (2) types of testing procedures:
☐	Quality Control or Transactional Testing — Compliance tests that review and analyze information on a contemporaneous transaction-by-transaction basis in order to identify shortcomings. Two examples of transactional testing are: 1) reviewing a personal trade submitted by an Employee; and 2) reviewing the quality of execution on a single client trade.

☐	Forensic or Periodic Testing — Compliance tests that review and analyze information over time in order to identify unusual patterns to determine if the outcomes of advisory activities are consistent with expectations. Dissimilar to transactional testing, forensic testing does not just look at single transactions; instead, multiple transactions are reviewed by “looking-back” to identify patterns. Two examples of forensic testing are: 1) reviewing all of the personal trades submitted by an Employee over the past year to determine the adequacy and effectiveness of the personal trading policy and procedures; and 2) reviewing the quality of execution on a client’s trades that were effected over the past year to determine the adequacy and effectiveness of the trading policy and procedures.
The scope and purpose of the testing is dependent on the activity that is addressed in each policy and procedure. Additionally, LPI intends to strengthen its compliance program through the analysis and review of the results obtained through its testing processes.
Policy
The CCO (or designee) shall review the Manual no less frequently than annually to ensure the adequacy of the policies and procedures contained herein. As part of these reviews, the CCO shall test the effectiveness of its policies and procedures as required by Rule 206(4)-7. The reviews will include, in part, specific consideration of the following:
☐	Any compliance matters that arose during the previous year;

☐	Any changes in the business activities of the CCO (or any affiliated entities); and

☐	Any changes to applicable laws, rules or regulations that might suggest a need to revise the Manual.

All required changes to the Manual resulting from the reviews and/or other considerations shall be made by the CCO in conjunction with the Co-Chairman. All final changes shall be approved by the CoChairman.
Procedures
1.	The CCO shall be responsible for coordinating the reviews (annually, and on an as-needed basis) of LPI’s policies and procedures. Documentation of the reviews shall be kept in written format and made available to individuals as required by law, and other parties that LPI deems appropriate.

2.	On a periodic and on-going basis, the CCO shall review a variety of matters, including but not limited to: annual review of its compliance program and this Manual, quarterly personal trading reviews, on-going marketing and advertising reviews, regulatory filings, changes in applicable regulations, review of Form ADV, and periodic and as-needed education of LPI’s Employees with regard to various compliance matters.

3.	Any changes to the Manual shall be made by the CCO in conjunction with the Co-Chairman. All final changes shall be approved by the Co-Chairman.

4.	The CCO is designated with the full power to enforce the policies and procedures set forth in the Manual. The CCO shall report any known material violations of the Manual to LPI’s President and Co-Chairman.

5.	All questions regarding the Manual shall be directed to the CCO.
Responsibility
The CCO is responsible for the successful implementation of the policies and procedures contained in the Manual. The CCO is also charged with a myriad of additional compliance responsibilities that include, among other things, the following:
☐	Determining who must abide by the Manual, such as temporary employees, etc.;

☐	Advising Employees on the importance of compliance;

☐	Instilling a compliance-oriented culture at LPI;

☐	Training Employees on compliance issues and responding to inquiries from Employees regarding compliance matters;

☐	Ensuring that all Employees with specific compliance responsibilities are competently performing their job functions;

☐	Ensuring that LPI’s compliance program remains robust, comprehensive, current and reasonably designed to identify conflicts of interest and other areas that may expose LPI to increased regulatory and compliance risk;

☐	Ensuring the timely review of compliance issues;

☐	Ensuring the adequate attention and funding of LPI’s compliance function; and

☐	Becoming LPI’s point-of-contact with the SEC and other regulatory authorities.

Code of Ethics
Implemented: November 29, 2004
Most Recently Amended: February 20, 2009
The Code of Ethics is predicated on the principle that LPI owes a fiduciary duty to its clients. Accordingly, LPI’s Employees must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of clients. At all times, LPI must:
☐	Place client interests ahead of LPI’s — As a fiduciary, LPI must serve in its clients’ best interests. In other words, LPI employees may not benefit at the expense of advisory clients. This concept is particularly relevant when Employees are making personal investments in Securities traded by advisory clients.

☐	Engage in personal investing that is in full compliance with LPI’s Code of Ethics — Employees must review and abide by LPI’s Personal Securities Transaction and Insider Trading Policies.

☐	Avoid taking advantage of your position — Employees must not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with LPI, or on behalf of an advisory client, except as permitted herein (see Gifts and Entertainment, page 25).

☐	Maintain full compliance with the Federal Securities Laws - Employees must abide by the standards set forth in Rule 204A-1 under the Advisers Act and Rule 17j-1 under the IC Act. In addition, Employees who are officers of a RIC must also abide by the RIC Officer Code of Conduct that is established by the investment company.
Any questions with respect to LPI’s Code of Ethics should be directed to the CCO, Co-Chairman or President. As discussed in greater detail below, Employees must promptly report any violations of the Code of Ethics to the CCO. All reported Code of Ethics violations will be treated as being made on an anonymous basis.
Guiding Principles & Standards of Conduct
All Employees of LPI will act with competence, dignity and integrity, and in an ethical manner, when dealing with clients, the public, prospects, third-party service providers and fellow Employees. The following set of principles frames the professional and ethical conduct that LPI expects from its Employees, directors and officers:
☐	Act with integrity, competence, diligence, respect, and in an ethical manner with the public, clients, prospective clients, employers, Employees, colleagues in the investment profession, and other participants in the global capital markets;

☐	Place the integrity of the investment profession, the interests of clients, and the interests of LPI above one’s own personal interests;

☐	Adhere to the fundamental standard that you should not take inappropriate advantage of your position;

☐	Avoid any actual or potential conflict of interest;

☐	Conduct all personal Securities transactions in a manner consistent with this policy;

☐	Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities;

☐	Practice and encourage others to practice in a professional and ethical manner that will reflect credit on yourself and the profession;

☐	Promote the integrity of and uphold the rules governing capital markets;

☐	Maintain and improve your professional competence and strive to maintain and improve the competence of other investment professionals; and

☐	Comply with applicable provisions of the Federal Securities Laws.
Personal Securities Transaction Policy
LPI’s policy allows Employees to maintain personal Securities Accounts provided any personal investing by an Employee in any accounts in which the Employee has a Beneficial Ownership, including any accounts for any immediate family or household members, is consistent with LPI’s fiduciary duty to its clients, regulatory requirements and this Personal Securities Transaction Policy.
Pre-Clearance Procedures
Employees must pre-clear all personal Securities transactions in the following types of Securities:
☐	IPOs or new equity issues;

☐	Private Placements (such as an interest in a hedge fund or private equity);

☐	Any open-end mutual fund, closed-end fund, exchange-traded fund, or exchange traded note that is an eligible security for the Aston/Lake Partners LASSO Alternatives Fund as defined in the Aston/LPI Fund prospectus; and

☐	any Security present on LPI’s “Watch List”.
LPI reserves the right to disapprove any proposed transaction that may have the appearance of improper conduct.
Generally, Employees shall complete LPI’s Pre-Clearance Form (See Attachment C). All pre-clearance requests must be submitted to LPI’s CCO. LPI’s CCO shall submit all pre-clearance requests to LPI’s President or Co-Chairman. Once pre-clearance is granted to an Employee, such Employee may only transact in that Security for the remainder of the day. If the Employee wishes to transact in that Security on the following or any other day, the Employee must again obtain pre-clearance from the CCO. Unless otherwise noted, no pre-clearance is required for the exempted transactions noted below.
The CCO shall maintain a “Watch List” of any equities (or equity-related securities), open-end mutual funds, closed-end funds, exchange-traded funds and exchange-traded notes in LPI managed client accounts1 (including the Aston/LPI Fund.) Employees are provided with a copy of the “Watch List” whenever it is updated.
Reportable and Exempt Securities
LPI requires Employees to provide periodic reports (See “Reporting” section below) regarding transactions and holdings in any Security, except that it does not include:
☐	Direct obligations of the Government of the United States;

☐	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

☐	Shares issued by money market funds; and

1 For purposes of the “Watch List” managed client accounts include only accounts with persons paying advisory fees to LPI.

☐	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.
Commodities, futures and options traded on a commodities exchange, including currency futures are not considered Securities. However, futures and options on any group or index of Securities shall be considered Securities.
Beneficial Ownership
Employees are considered to have Beneficial Ownership in Securities if they have or share a direct or indirect pecuniary interest in the Securities. Employees have a pecuniary interest in Securities if they have the ability to directly or indirectly profit from a Securities transaction.
The following are examples of indirect pecuniary interests in Securities:
☐	Securities held by members of employees’ immediate family sharing the same household. Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law. Adoptive relationships are included;

☐	Employees’ interests as a general partner in Securities held by a general or limited partnership; and

☐	Employees’ interests as a manager/member in the Securities held by a limited liability company.
Employees do not have an indirect pecuniary interest in Securities held by entities in which they hold an equity interest unless they are a controlling equity holder or they share investment control over the securities held by the entity.
The following circumstances constitute Beneficial Ownership by Employees of Securities held by a trust:
☐	Ownership of Securities as a trustee where either the Employee or members of the Employees’ immediate family have a vested interest in the principal or income of the trust;

☐	Ownership of a vested Beneficial Ownership in a trust; and

☐	An Employee’s status as a settlor/grantor of a trust, unless the consent of all of the beneficiaries is required in order for the Employee to revoke the trust.
Reporting
The Company must collect three (3) reports from Employees that include transaction and holding information regarding the personal trading activities of the Employees. The reports, as described in further detail below, are: 1) Quarterly Transaction Reports; 2) Initial Holdings Reports; and 3) Annual Holdings Reports.
These reports will enable LPI to maintain compliance with Rule 204A-1 under the Advisers Act and Rule 17j-1 under the IC Act, as well as assist LPI to determine with reasonable assurance whether any trading abuses or appearances of conflicts of interest exist between Employee and client trades

Quarterly Transaction Reports
Employees shall be required to report all Securities transactions that they have made in Securities Accounts during the quarter, as well as any new Securities Accounts that they have opened during the quarter. In order to fulfill this reporting requirement, Employees must provide the CCO with 1) duplicate brokerage account statements or trade confirmations, and 2) a completed and signed Quarterly Reporting Form (Attachment D). In the event that Securities transactions are not held by a custodian/broker, Employees must include such Securities transactions on their Quarterly Reporting Form to report the transaction. All Quarterly Reporting Forms must be submitted no later than thirty (30) days after the end of each calendar quarter.
Initial and Annual Holdings Reports
Initial Holdings Report — New Employees are required to report to the CCO all of their Securities and Securities Accounts not later than ten (10) days after an individual becomes an Employee. In order to fulfill this reporting requirement, Employees must provide the CCO with 1) duplicate brokerage account statements, and 2) a completed and signed Initial Reporting Form (Attachment E). In the event that the Securities are not held by a custodian/broker, Employees must include such Securities on the Initial Reporting Form to report the holdings. Employees must also report their Beneficial Ownership in any Securities Accounts, regardless of the types of Securities that are held in the Securities Account. The CCO must be made aware of all Securities Accounts in which an Employee maintains a Beneficial Ownership.
Annual Holdings Report — Employees are required to report to the CCO all of their Securities and Securities Accounts on an annual basis. The report shall be current as of December 31st of each year and submitted no later than 45 days after year-end (or February 14). In order to fulfill this reporting requirement, Employees must provide the CCO with 1) duplicate brokerage account statements, and 2) a completed and signed Annual Reporting Form (Attachment F). In the event that the Securities are not held by a custodian/broker, Employees must include such Securities on the Annual Reporting Form to report the holdings.
Exceptions from Reporting Requirements
There are limited exceptions from certain of the three (3) reporting requirements noted above. Specifically, an Employee is not required to submit:
1)	The Quarterly Transaction Report for any transactions effected pursuant to an Automatic Investment Plan.

2)	Any of the three (3) reports (i.e., Quarterly Transaction Report, Initial Holdings Report and Annual Holdings Report) with respect to Securities held in Securities Accounts over which the Employee had no direct or indirect influence or control. Note however, that the CCO may request that an Employee provide documentation to substantiate that the Employee had no direct or indirect influence or control over such Securities Accounts.
The CCO will determine on a case-by-case basis whether a Securities Account or certain transactions qualify for either of the aforementioned exceptions.

Trading and Review
The Personal Security Transaction Policy is designed to not only ensure its technical compliance with Rule 204A-1 and Rule 17j-1, but also to mitigate any potential material conflicts of interest associated with Employees’ personal trading activities. Accordingly, LPI will closely monitor Employees’ investment patterns to detect abuses such as:
☐	engaging in short-term trades of mutual fund shares;

☐	“front running” client accounts;

☐	engaging in frequent short-term trades of Securities, which could take away from their primary responsibilities at LPI; and

☐	trading in Securities held by the Aston/Lake Partners LASSO Alternatives Fund within the most recent 15 days.
The Co-Chairman will monitor the CCO’s personal Securities transactions for compliance with the Personal Securities Transaction Policy.
If LPI discovers that an Employee is personally trading contrary to the policies set forth above, the Employee may be requested to meet with the President, Co-Chairman and CCO to review the facts surrounding the transactions.
Reporting Violations and Remedial Actions
LPI takes the potential for conflicts of interest caused by personal investing very seriously. As such, LPI requires its Employees to promptly report any violations of the Code of Ethics to the CCO. Senior Management is aware of the potential matters that may arise as a result of this requirement, and shall take action against any Employee that seeks retaliation against another for reporting violations of the Code of Ethics.
If any violation of LPI’s Personal Security Transaction Policy is determined to have occurred, the CCO may impose sanctions and take other appropriate actions, including, without limitation, requiring that the trades in question be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, issuing a suspension of personal trading rights or suspension of employment (with or without compensation), imposing a fine, making a civil referral to the SEC, making a criminal referral, and/or terminating employment for cause or any combination of the foregoing. All sanctions and other actions taken shall be in accordance with applicable employment laws and regulations. Any profits or gifts forfeited shall be paid to the applicable client(s), if any, or given to a charity, as the CCO shall determine is appropriate.
No person shall participate in a determination of whether he or she has committed a violation of the Code of Ethics or in the imposition of any sanction against himself or herself.
If Senior Management determines that the material violation may involve a fraudulent, deceptive or manipulative act, LPI will report its findings to the Board of Trustees of the Aston/Lake Partners LASSO Alternatives Fund pursuant to Rule 17j-1.

Disclosure
LPI shall describe its Codes of Ethics to clients in Part II of Form ADV and, upon request, furnish clients with a copy of the Code of Ethics. All client requests for LPI’s Code of Ethics shall be directed to the CCO.
Recordkeeping
LPI shall maintain records in the manner and to the extent set forth below, which records shall be available for appropriate examination by representatives of the Securities and Exchange Commission or LPI’s Senior Management.
☐	A copy of this Code of Ethics and any other Code of Ethics which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

☐	A record of any violation of this Code of Ethics and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

☐	A record of all written acknowledgements (annual certifications) as required by this Code of ethics for each person who is currently, or with the past five years was, an Employee of LPI;

☐	A copy of each report made pursuant to this Code of Ethics by an Employee, including any supporting information, shall be preserved by LPI for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

☐	A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code of Ethics, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place; and

☐	LPI shall preserve a record of any decision, and the reasons supporting the decision, to approve the acquisition of any Private Placement or IPO by Employees for at least five years after the end of the fiscal year in which the approval is granted, the first two years in an easily accessible place.
Responsibility
The CCO will be responsible for administering the Personal Securities Transaction Policy. All questions regarding the policy should be directed to the CCO.

Attachment C
Personal Trading Pre-Clearance Form
The pre-clearance form documents that the proposed transaction is not a conflicting transaction. Pre-clearance must be granted prior to placing a trade, and is only good for the day of the approval.
1.	Buy Sell Short

2.	Security

3.	Is the proposed transaction in an IPO or Private Placement?
Yes                     No
4.	Common Stock Option Debt Other

5.	Symbol

6.	Number of Shares/Contracts/Principal

7.	Account Title Custodian

8.	Employee has no inside information or other knowledge pertaining to this proposed transaction that constitutes a violation of Company policy or securities laws.

9.	Any transaction described above establishing a position in a Security is undertaken with the intention of holding such position for not less than thirty (30) days.

10.	If the proposed transaction is in an IPO or Private Placement, by signing below, I certify and acknowledge the following:
☐	I am not investing in this Private Placement or IPO to profit improperly from my position as an LPI Employee;

☐	The investment opportunity did not arise by virtue of my activities on behalf of an LPI client; and

☐	To the best of my knowledge, no clients have any foreseeable interest in purchasing this security.
Employee                                                                                                                                                                    (PRINT NAME)
Signed                                                                                                                          Date
By signing below, the individual verifies that the proposed transaction described above does not violate LPI’s Personal Securities Transaction Policy. Note: One signature is required for pre- clearance.

Chief Compliance Officer	Date

President or Co-Chairman	Date

Attachment D
QUARTERLY REPORTING FORM (TRANSACTIONS)
REPORTING EMPLOYEE:
FOR QUARTER ENDED:                                                              DATE:
In accordance with LPI’s Personal Securities Transaction Policy, please provide a list of all reportable securities transactions that have occurred during the previous calendar quarter in any account in which you maintain a Beneficial Ownership.

Type (e.g.,
		equity;	Ticker
Number		fixed	or	Principal	Buy (acquire)/	Interest rate/			Broker, Dealer or
of Shares	Security Name	income)	CUSIP	Amount	Sell (dispose)	maturity	Price	Date	Bank

Nothing in this report should be construed as an admission that the person making the report has a Beneficial Ownership in the Securities to which the report relates.
DELIVER TO THE CHIEF COMPLIANCE OFFICER WITHIN 30 DAYS OF THE END OF EACH CALENDAR QUARTER. USE ADDITIONAL SHEETS IF NECESSARY.
I certify that this form fully discloses all reportable securities transactions that have occurred during the previous calendar quarter In accordance with LPI’s Personal Securities Transaction Policy

Reviewed by:

Print Name		Date of Review:

		Exception(s) Noted:	No Yes
Signature	Date
If Yes, Describe:

Attachment D (continued)
QUARTERLY REPORTING FORM (NEW ACCOUNTS)
REPORTING EMPLOYEE:
FOR QUARTER ENDED
In accordance with LPI’s Personal Securities Transaction Policy, please provide a list of all Securities Accounts that have opened during the previous calendar quarter in which you maintain a Beneficial Ownership.

Name of Broker, Dealer or Bank	Account Title	Account Number	Date of Account Establishment

I certify that this form fully discloses all of the newly opened Securities Accounts in which I have a Beneficial Ownership.

Print Name
Reviewed by:
Signature	Date
Date of Review:

		Exception(s) Noted:	No Yes

If Yes, Describe:

Attachment E
Initial Reporting Form (Securities Accounts)
Employee                                                                                                       (Print Name)
Information submitted current as of                                          (Date)
In accordance with LPI’s Personal Securities Transaction Policy, please provide a list of all Securities Accounts in which you have a Beneficial Ownership. Note that this includes accounts of immediate family members living in your household.

Name of Broker, Dealer or Bank	Account Title	Account Number

I certify that this form fully discloses all of the Securities Accounts in which I have a Beneficial Ownership.

Signature		Date

Reviewed by:

Date of Review:

	Exception(s) Noted:	No Yes

If Yes, Describe:

Attachment E (continued)
Initial Reporting Form (Securities)
In accordance with LPI’s Personal Securities Transaction Policy, please provide a list of all Securities in which you have a Beneficial Ownership. This includes Securities held by broker/dealers and other custodians, at your home, in safe deposit boxes, and by an issuer.

Number of		Type	Ticker or
Shares (if		(e.g., equity,	CUSIP	Principal Amount (if
applicable)	Security Name	fixed income)	(if applicable)	applicable)

Use additional sheets as necessary.
I certify that this form fully discloses all of the Securities in which I have a Beneficial Ownership.

Signature		Date

Reviewed by:

Date of Review:

	Exception(s) Noted:	No Yes

If Yes, Describe:

Attachment F
Annual Reporting Form (Securities Accounts)
Employee                                                              (Print Name) Information submitted current as of                      (Date)
In accordance with LPI’s Personal Securities Transaction Policy, please provide a list of all Securities Accounts in which you have a Beneficial Ownership. Note that this includes accounts of immediate family members living in your household.

Name of Broker, Dealer or Bank	Account Title	Account Number

I certify that this form fully discloses all of the Securities Accounts in which I have a Beneficial Ownership.

Signature		Date

Reviewed by:

Date of Review:

	Exception(s) Noted:	No Yes

If Yes, Describe:

Attachment F (continued)
Annual Reporting Form (Securities)
Employee                                                                                   (Print Name)
Information submitted current as of                                          (Date)
In accordance with LPI’s Personal Securities Transaction Policy, please provide a list of all Securities Accounts in which you have a Beneficial Ownership. This includes Securities held by broker/dealers and other custodians, at your home, in safe deposit boxes, and by an issuer.

Number of		Type	Ticker or
Shares		(e.g., equity;	CUSIP	Principal Amount
(if applicable)	Security Name	Fixed income)	(if applicable)	(if applicable)

Use additional sheets as necessary.
I certify that this form fully discloses all of the Securities in which I have a Beneficial Ownership.

Signature		Date

Reviewed by:

Date of Review:

	Exception(s) Noted:	No Yes

If Yes, Describe:

Insider Trading, Outside Business Activities and Gifts and Entertainment
Implemented: November 29, 2004
Most Recently Amended: February 20, 2009
A. Insider Trading Policy
Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser’s business, to prevent the misuse of Material Non-Public Information by such investment adviser or any person associated with such investment adviser. In accordance with Section 204A, LPI has instituted procedures to prevent the misuse of Material Non-Public Information.
In the past, Securities laws have been interpreted to prohibit the following activities:
☐	Trading by an insider while in possession of Material Non-Public Information; or

☐	Trading by a non-insider while in possession of Material Non-Public Information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential; or

☐	Communicating Material Non-Public Information to others in breach of a fiduciary duty.
Whom Does the Policy Cover?
The Insider Trading policy covers all Employees and all transactions directed by Employees in investments in client accounts and Employees’ Securities Accounts as set forth in the Personal Securities Transaction Policy.
What Information is Material?
Individuals may not be held liable for trading on inside information unless the information is material. Advance knowledge of the following types of information is generally regarded as material:
☐	Dividend or earnings announcements

☐	Write-downs or write-offs of assets

☐	Additions to reserves for bad debts or contingent liabilities

☐	Expansion or curtailment of company or major division operations

☐	Merger, joint venture announcements

☐	New product/service announcements

☐	Discovery or research developments

☐	Criminal, civil and government investigations and indictments

☐	Pending labor disputes

☐	Debt service or liquidity problems

☐	Bankruptcy or insolvency problems

☐	Tender offers, stock repurchase plans, etc.

☐	Information concerning upcoming research analyst recommendations (upgrades/downgrades) prior to dissemination

☐	Recapitalization

Information provided by a company could be material because of its expected effect on a particular class of a company’s Securities, all of the company’s Securities, the Securities of another company, or the Securities of several companies. The misuse of Material Non-Public Information applies to all types of Securities, including equity, debt, commercial paper, government securities and options.
Material information does not have to relate to a company’s business. For example, information about the contents of an upcoming newspaper column may affect the price of a Security, and therefore be considered material.
What Information is Non-Public?
In order for issues concerning Insider Trading to arise, information must not only be material, but also non-public.
Once non-public information has been effectively distributed to the investing public, it can no longer be classified as Material Non-Public Information. However, the distribution of Material Non-Public Information must occur through commonly recognized channels for the classification to change. In addition, the information must not only be publicly disclosed, there must be adequate time for the public to receive and digest the information. Lastly, non-public information does not change to public information solely by selective dissemination.
Employees must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving Material Non-Public Information. Whether the “tip” made to the Employee makes him/her a “tippee” depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure.
The “benefit” is not limited to a present or future monetary gain; it could be a reputational benefit or an expectation of a quid pro quo from the recipient by a gift of the information.
Penalties for Trading on Material Non-Public Information
Severe penalties exist for firms and individuals that engage in the act of Insider Trading, including civil injunctions, treble damages, disgorgement of profits and jail sentences. Further, fines for individuals and firms found guilty of insider trading are levied in amounts up to three times the profit gained or loss avoided, and up to the greater of $1,000,000 or three times the profit gained or loss avoided, respectively.
Procedures to follow if an Employee Believes that he/she Possesses Material, Non-Public Information
If an Employee has questions as to whether he/she is in possession of Material Non-Public Information, he/she must inform the CCO or Co-Chairman as soon as possible. From this point, the Employee, CCO or Co-Chairman will conduct research to determine if the information is likely to be considered important to investors in making investment decisions, and whether the information has been publicly disseminated.
Given the severe penalties imposed on individuals and firms engaging in insider trading, Employees:
☐	Shall not trade the Securities of any company in which they are deemed insiders who may possess Material Non-Public Information about the company.

☐	Shall not personally trade the Securities of any company, except in accordance with LPI’s Personal Security Transaction Policy and the Federal Securities Laws.

☐	Shall submit all periodic personal trading reports in accordance with the Personal Security Transaction Policy.

☐	Shall not discuss any potentially Material Non-Public Information with colleagues, except as specifically required by their position.

☐	Shall immediately report the potential receipt of non-public information to the President, Co- Chairman or CCO.

☐	Shall not proceed with any research, trading, etc.; until the CCO and/or Co-Chairman informs the Employee of the appropriate course of action.
Selective Disclosure
Non-public information about LPI’s investment strategies, trading, and client holdings may not be shared with third parties except as is necessary to implement investment decisions and conduct other legitimate business. Employees must never disclose proposed or pending trades or other sensitive information to any third party without the prior approval of the CCO. Federal Securities Laws may prohibit the dissemination of such information, and doing so may be considered a violation of the fiduciary duty that LPI owes to its clients.
Relationships with Potential Insiders
Clients, third-party research providers, and other individuals doing business with LPI may possess Material Non-Public Information. Access to such information could come as a result of, among other things:
☐	Being employed by an issuer (or sitting on the issuer’s board of directors);

☐	Working for an investment bank, consulting firm, supplier, or customer of an issuer;

☐	Sitting on an issuer’s creditors committee;

☐	Personal relationships with connected individuals; and

☐	A spouse’s involvement in any of the preceding activities.
Individuals with access to Material Non-Public Information may have an incentive to disclose the information to LPI due to the potential for personal gain. Employees should be extremely cautious about investment recommendations, or information about issuers, that it receives from clients. Employees will inquire about the basis for any such recommendations or information, and will consult with the CCO if there is any appearance that the recommendations or information are based on Material Non-Public Information.
Manager-of-Managers Relationship
LPI utilizes RICs advised by third-party money managers to implement its investment strategies. In doing so, LPI could receive Material Non-Public Information about these managers’ investment strategies and trading activities. LPI’s Employees are prohibited from trading on, or improperly utilizing, Material Non-Public Information obtained from third-party managers.
Rumors
Intentionally creating, passing or using false rumors may violate the antifraud provisions of Federal Securities Laws. Such conduct is contradictory to LPI’s Code of Ethics, as well as the Company’s expectations regarding appropriate behavior of its Employees. Employees are prohibited from circulating false rumors or sensational information that might reasonably be expected to affect market conditions for one or more securities, sectors, or markets, or improperly influencing any person or entity.
This policy is not intended to discourage or prohibit appropriate communications between Employees of LPI and other market participants and trading counterparties. Please consult with the CCO if you have questions about the appropriateness of any communications.
B. Serving As Officers, Trustees and/or Directors Of Outside Organizations
Employees may, under certain circumstances, be granted permission to serve as directors, trustees or officers of outside organizations. These organizations can include public or private corporations, partnerships, charitable foundations and other not-for-profit institutions. Employees may also receive compensation for such activities, however, any Employee who receives trustee fees from any clients of the firm or any non-client affiliate of such clients shall assign all such fees to LPI.
At certain times, LPI may determine that it is in its clients’ best interests for an employee(s) to serve as officers or on the board of directors of outside organizations. For example, a company held in clients’ portfolios may be undergoing a reorganization that may affect the value of the company’s outstanding securities and the future direction of the company. Serving as an officer or on the board of directors with organizations outside of LPI can, however, raise serious regulatory issues and concerns, including conflicts of interests and access to Material Non-Public Information.
As an outside board member or officer, an Employee may come into possession of Material Non-Public Information about the outside company, or other public companies. It is critical that a proper information barrier be in place between LPI and the outside organization, and that the employee does not communicate such information to other LPI Employees in violation of the information barrier.
Similarly, LPI may have a business relationship with the outside organization or may seek a relationship in the future. In those circumstances, the Employee must not be involved in the decision to retain or hire LPI.
LPI employees are prohibited from engaging in such outside activities without the prior written approval from the CCO. Approval will be granted on a case by case basis, subject to proper resolution of potential conflicts of interest. Outside activities will be approved only if any conflict of interest issues can be satisfactorily resolved and the necessary disclosures are made on Part II of Form ADV.
C. Gifts and Entertainment
Employees’ Receipt of Business Meals, Tickets to Sporting Events and Other Entertainment — Employees may attend business meals, sporting events and other entertainment events at the expense of a giver, provided that the expense is reasonable and that a representative of the giver accompanies the Employee. All such entertainment must be reported to the CCO via Attachment G when the amount exceeds $500 (either one event, or in aggregate on an annual basis).
Employees’ Receipt of Gifts — Employees must report their intent to accept gifts over $500 (either one single gift, or in aggregate on an annual basis) to the CCO via Attachment G. Reasonable gifts received on behalf of the Company shall not require reporting. Examples of reasonable gifts include holiday gift baskets and lunches brought to LPI’s offices by service providers.
LPI Gift Giving Policy — LPI and its Employees must obtain approval to give all gifts in excess of $500 to any client, prospective client or any individual or entity that LPI is seeking to do business with.

Responsibility
The CCO will be responsible for administering the Insider Trading, Outside Business Activities and Gift and Entertainment Policies. All questions regarding the policy should be directed to the CCO.

Attachment G
Gift/Entertainment Report
Employee(s) receiving/giving the gift/entertainment:
Describe the gift/entertainment:
Approximate total dollar amount of gift/entertainment: $
Receiver/giver of the gift/entertainment:
Has an Employee received/given additional gift(s) from receiver/giver within the past 12 months? If yes, list the gifts received/given and the approximate value of the gifts:
Relationship of receiver/giver to LPI and/or Employee(s):
Reason (if known) the gift/entertainment will be given by/given to LPI and/or Employee(s):
Compliance Use Only

Approved	Not Approved	Person Approving
Reasons Supporting Decision to Approve/Not Approve: